THIRD AMENDMENT TO AGREEMENT OF SALE PRIVATE



	THIS THIRD AMENDMENT TO AGREEMENT OF SALE (this "Amendment")
is made and entered into on this       day of December, 1997 by and between
BALCOR/COLONIAL STORAGE INCOME FUND-85, an Illinois limited partnership ("Seller") and VALUE STORAGE, LTD, a Texas limited partnership ("Purchaser").

	WHEREAS, Seller and Purchaser entered into that certain Agreement of Sale dated September 3, 1997, (the "Original Agreement"), that certain First Amendment to Agreement of Sale dated September 17, 1997, (the "First Amendment") and that Second Amendment to Agreement of Sale dated October 28, 1997, (the "Second Amendment") (as amended by the First Amendment and Second Amendment the Original Agreement is hereinafter referred to as the "Agreement") pursuant to which Seller agreed to sell and Purchaser agreed to purchase sixty-nine (69) separate self-storage properties located in the states of North Carolina, South Carolina, Georgia, Mississippi, Missouri, New Mexico, Arkansas, Texas and Oklahoma, which properties are legally described in Exhibit B of the Agreement (collectively, the "Real Properties" and individually a "Real Property"); and

	WHEREAS, Seller and Purchaser desire to amend the Purchase Price to eliminate the broker's commission payable to Steven A. Smathers; and

	WHEREAS, Seller and Purchaser desire to establish a final Closing Date;
and

	WHEREAS, Seller and Purchaser desire to establish a Prorations Date in order to facilitate the Closing.

	WHEREAS, Seller and Purchaser desire to establish an allocation of the Purchase Price among each Property.

	WHEREAS, Seller and Purchaser desire that those sums to be credited at Closing to Purchaser and Purchaser's lender pursuant to Paragraphs 3 and 4 of the First Amendment and Paragraph 3 of the Second Amendment shall be credited to Purchaser and paid as Purchaser directs at Closing.

	NOW, THEREFORE, in consideration of the mutual covenants and agreement hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

	1.	Defined Terms.  All capitalized terms used herein and not
otherwise defined shall have the meaning ascribed to them in the Agreement.

	2.	Purchase Price.  The Purchase Price, as defined in Paragraph 1.1 of the Agreement, is hereby changed to "Fifty-Nine Million and No/100 Dollars ($59,000,000.00)".

        3. Broker Commission. The first grammatical sentence of Paragrap 17 of the Agreement is hereby amended by deleting the following:

        "and to Steven A. Smathers in the amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (to be paid by Seller)"

In addition, the second grammatical sentence of Paragraph 17 of the Agreement is amended by deleting the following:

	"and Seller's commission to Steven A. Smathers"

	4.	Closing Date.  Paragraph 9 of the Agreement is hereby amended by deleting the first grammatical sentence and by inserting the following in lieu thereof:

	"The closing of this transaction (the "Closing") shall occur on December 19, 1997 (the "Closing Date"), at the office of Purchaser's counsel, Dallas, Texas, at which time Seller shall deliver possession of the Properties to Purchaser. Should Purchaser elect to close on a date earlier than December 19, 1997, Purchaser must provide Seller with notice at least seventy-two (72) hours before the proposed Closing Date."

	5.	Prorations Date.  Regardless of the actual Closing Date and in order to expedite the Closing prorations process, the date on which the prorations shall be computed pursuant to Paragraph 13 shall be December 18, 1997 (the "Prorations Date"), and all calculations based upon the "Closing Date" shall be based upon the Prorations Date. Such prorations shall be based upon the actual figures for the operation of the Real Properties through November 20, 1997, together with estimates based upon those figures for the period from November 21, 1997 through the Prorations Date. In order to reconcile a possible change in the Closing Date or differences between the actual income and expenses from those estimates made for the purposes of the Closing, Seller and Purchaser shall reprorate in accordance with the actual figures for the period from November 21, 1997 through the Closing Date on or before January 30, 1998. For the purposes of the reproration pursuant to this Paragraph 5, the "Closing Date" shall be the date on which Seller receives Seller's sale proceeds on or before 2:00 p.m. Central Standard Time.

	6.	Allocations.  Purchaser and Seller agree that the allocation of the Purchase Price among each Property (the "Schedule Price") and the allocation of the Schedule Price for each Property among the following categories:
(i) land, (ii) improvements, (iii) Personal Property, (iv) intangibles and (v) Leases and plans and specifications (the "Property Breakdown Schedule"), shall be computed as set forth on Exhibit A attached hereto.

	7.	Purchaser's Credits.  Purchaser and Seller agree that the
amounts referenced in Paragraphs 3 and 4 of the First Amendment and Paragraph 3 of the Second Amendment, specifically the $100,000.00 deposit into Purchaser's Capital Improvements Reserve, the $55,000.00 credit against the Purchase Price to compensate Purchaser for attorneys' fees and other costs incurred in connection with resolving the Unpermitted Exceptions, the $100,000.00 deposit into Purchaser's Insurance Reserve, and the $100,000.00 Environmental Issues Credit, shall instead be credited to Purchaser at Closing and shall be paid as Purchaser directs, rather than paid in the manner contemplated in the First Amendment and Second Amendment.

	8.	Full Force and Effect and Counterparts.  Except as amended
hereby, the Agreement shall be and remain unchanged and in full force and effect in accordance with its terms. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together shall constitute one and the same instrument. To facilitate the execution of this Amendment, Seller and Purchaser may execute and exchange by telephone facsimile counterparts of the signature pages, with each facsimile being deemed an "original" for all purposes.

	[EXECUTION PAGE TO FOLLOW]


	IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.


                              PURCHASER

                              VALUE STORAGE, LTD., a Texas limited
                              partnership

                              By: VALSTOR, Inc., a Texas corporation, its general partner


                                              By:
                                              Name:
                                              Its:


                                      SELLER

                                      BALCOR/COLONIAL STORAGE INCOME
                                      FUND - 85, an Illinois limited
                                      partnership

                                      By:     Balcor Storage Partners - 85,
                                      an Illinois general partnership,
                                      a general partner

                                             By:     The Balcor Company,
                                             a Delaware corporation,
                                             its general partner

								By:
								Name:
								Its:

                                      By:     COLONIAL STORAGE 85, INC., a Texas
                                              corporation, a general partner


							By:
							Name:
							Its:


	ACKNOWLEDGEMENT OF PURCHASER'S BROKER

	The undersigned, Steven A. Smathers ("Purchaser's Broker"), hereby consents to the foregoing amendment and hereby waives any right to a fee or commission due it from Seller as a result of the transaction described in this Agreement.

							By: